UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14C

(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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☐	Definitive information statement.

                     ACRO, INC.
(Name of Registrant as Specified in its Charter)

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 ACRO, INC.
1 Ben Gurion Street
Bnei Brak, Israel

INFORMATION STATEMENT
(Dated November ______, 2011)

This Information Statement is being distributed to the holders of record of the common stock, par value $.001 per share (“Common Stock”), of ACRO, Inc., a Nevada corporation (the “Company”), at the close of business on November __, 2011 (the “Record Date”) under Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Information Statement advises shareholders of actions taken and approved on November __, 2011 by Asaf Porat, Baruch Mitzengendler and Ehud Keinan, who comprise the Board of Directors, and ratified on November___, 2011 by the holders of a majority of the Company’s outstanding shares of Common Stock (the “Majority Shareholders”), to effect a ten-for-one (10:1) reverse split (“Reverse Split”) of the Company’s issued and outstanding shares of common stock, which would decrease the number of outstanding common stock from 96,613,788 to 9,661,378.

The Reverse Merger will not become effective until the filing with the Office of the Secretary of State of Nevada of Articles of Amendment to the Company’s Articles of Incorporation (the “Amendment”) at least twenty (20) days after the date of the mailing of this Information Statement to the Company’s shareholders.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS AND NO SHAREHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH WILL BE DESCRIBED HEREIN. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

ACRO, Inc. is a Nevada corporation.  We develop and market products for the detection of military and commercial explosives for the homeland security market. We were incorporated under the laws of the State of Nevada on May 22, 2002, under the name of Medina International Corp. On May 4, 2006, we changed our name to ACRO Inc. We effected this change of name by merging our company with a wholly-owned subsidiary of our company that we had formed specifically for this purpose. We have a wholly-owned subsidiary, Acrosec Ltd. (Acrosec), incorporated under the laws of the State of Israel. Effective January 1, 2009, we entered into an Intellectual Property Assignment and Services Termination Agreement with our wholly owned subsidiary, Acrosec Ltd., pursuant to which, among others, we effected a transfer of all of our intellectual property, including patents and technology, to Acrosec, in consideration for an amount representing the value of the intellectual property as will be determined by an independent third-party appraiser selected by us and Acrosec. Concurrently, the services agreement between us and Acrosec, dated March 7, 2007, pursuant to which Acrosec provided us certain research, development, manufacturing and management services, was terminated. The Intellectual Property Assignment and Services Termination Agreement effectively render ACRO as a holding company.

Initially, our business had been to provide professional consulting services for the technical and economic evaluation of petroleum and natural gas resources.

However, since we were not successful in implementing our initial business plan for consulting services, we decided to no longer offer consulting services to oil and gas companies.  Accordingly, on March 15, 2006, we completed our acquisition of a patent for $120,000 pursuant to a patent purchase agreement with Prof. Ehud Keinan, which we refer here as the Patent Purchase Agreement. The patent, U.S. Patent No. 6,767,717, describes a method of detection of peroxide-based explosives. Through a consulting services agreement that we signed at the same time, Prof. Keinan, the inventor of the method described in the patent, has agreed to provide consulting services to us in order to develop the patent into a commercially viable product.  We are a development stage company with little history of research and development of explosives detection equipment. We are currently contemplating to cease our current operations and purchase new technologies.

On July 5, 2011, the Company entered into a Purchase Agreement (the “Share Purchase Agreement”) with Top Alpha Capital Stock, an Israeli Company (“Top Alpha Capital”) to sell to Top Alpha Capital 96,613,788 shares of common stock, par value $0.001 of the Company (“Common Stock”), representing 49.9% of the outstanding common stock of the Company for an aggregate purchase price of $160,000 (the “Financing”). The Financing closed on July 28, 2011.

The Company also believes that the Reverse Split would be in the best interests of the Company because it would increase the per share stock price. The Company believes that if it is successful in maintaining a higher stock price, the stock will generate greater interest among professional investors and institutions. If the Company is successful in generating interest among such entities, it is anticipated that the shares of its Common Stock would have greater liquidity and a stronger investor base. Thus, the Board of Directors approved, and the Majority Shareholders have indicated that they will approve, an amendment to the Company’s Articles of Incorporation to effect the Reverse Split. The Reverse Split will become effective immediately upon the filing of the Amendment with the Office of the Secretary of State of Nevada. The filing will be made at least twenty (20) days after the date this Information Statement is first sent to shareholders.

The Board of Directors has approved and shareholders representing more than 50% of the outstanding common stock of ACRO (the “Majority Shareholders”) have determined that they will approve an amendment to the Articles of Incorporation of the Company to effect the Reverse Split. At the time of the Reverse Split, holders of outstanding shares of Common Stock will receive one share of post-Reverse Split Common Stock for each ten shares of pre-Reverse Split common stock held as of the close of business on the date the Amendment is filed. No fractional shares of Common Stock will be issued in connection with the Reverse Split. All fractional share amounts resulting from the Reverse Split will be rounded up to the next whole new share.  In connection with the Reverse Split, the Company’s Board of Directors, in its sole discretion, may provide special treatment to shareholders to preserve round lot holders (i.e., holders owning at least 100 shares) after the Reverse Split.

Authorization by the Directors and the Majority Shareholders

Under Section 78.315(2) of the Nevada Revised Statutes and the Company’s Articles of Incorporation, any action required or permitted to be taken at a meeting of the board of directors or of a committee thereof may be taken without a meeting if, before or after the action, a written consent thereto is signed by all the members of the board or of the committee. Further, under Section 78.320 of the Nevada Revised Statutes and the Company’s Articles of Incorporation, any action that can be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote if the holders of outstanding stock having not less than the minimum number of votes that will be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted consent to such action in writing. Under Chapter 78 of the Nevada Revised Statutes and the Company’s Articles of Incorporation, as amended, the approval of the abovementioned Reverse Split requires the affirmative vote or written consent of a majority of the issued and outstanding shares of Common Stock. Each share is entitled to one vote per share on any matter which may properly come before the shareholders.

On November _____, 2011, the Board of Directors unanimously authorized the Reverse Split and the filing of the Amendment by Written Consent of the Board of Directors as set forth in Exhibit A to this Information Statement.

On November ____, 2011, the Majority Shareholders of the Company ratified the Board of Directors’ Written Consent to authorize the Reverse Split and the filing of the Amendment by Written Consent of the Majority Shareholders.

Accordingly, the Company has obtained all necessary corporate approvals in connection with the Reverse Split and is furnishing this Information Statement solely for the purpose of informing shareholders of the Reverse Split, in the manner required under the Exchange Act, before the Amendment effectuating the Reverse Split may be filed.

Effective Date

The Reverse Split will become effective immediately upon the filing of Articles of Amendment to the Articles of Incorporation of the Company with the Office of the Secretary of State of Nevada.

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the filing will be made at least twenty (20) days after the date on which this Information Statement has been mailed to the stockholders. The Company anticipates that the actions contemplated herein will be effected on or about the close of business on December ______. 2011.

This Information Statement will serve as written notice to stockholders pursuant to the Nevada Revised Statutes.

Reasons for the Reverse Split

Pursuant to the terms and conditions of the Share Purchase Agreement, the Company was authorized to effect a one thousand to one (1,000:1) reverse stock split.   The Company later determined that it was in its best interest to revise such reverse `split to ten to one (10:1).

Shareholders should note that the effect of the Reverse Split upon the market price for the Common Stock can not be accurately predicted. We cannot assure you that the market price for shares of Common Stock will be proportionately greater after the Reverse Split than immediately prior to the Reverse Split, or that the market price will increase, or that any increase will be maintained for any period of time, after the Reverse Split. We also cannot assure you that the Reverse Split will not adversely impact the market price of the Common Stock.

Bid and ask quotations for the Common Stock appear on the NASD’s Over-the-Counter Bulletin Board under the symbol ACRI.OB. The high bid and low ask prices for the Common Stock, as reported by Yahoo Finance on November ____, 2011, were: $[             ] and $[                ], respectively. These over-the-counter market bid and ask quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. As of November ________, 2011, there were approximately [   ] holders of record of the Common Stock.

Effects of the Reverse Split

Voting Rights. Holders of Common Stock will continue to have one vote for each share of Common Stock owned after the Reverse Split. Consequently, the voting and other rights of the holders of the Common Stock will not be affected by the Reverse Split.

Number of Shareholders; Par Value and Authorized Shares. The number of shareholders of record will not be affected by the Reverse Split. The par value and authorized number of shares of Common Stock under the Company’s Articles of Incorporation will remain the same following the effective time of the Reverse Split.

Number of Shares Outstanding. The number of shares of Common Stock issued and outstanding will be reduced following the effective time of the Reverse Split. As a result of the Reverse Split, each ten (10) shares of Common Stock owned before the effective time of the Reverse Split will be converted automatically into one (1) share of Common Stock, without any action on the part of the shareholders, subject to adjustment for fractional shares.

All fractional share amounts resulting from the Reverse Split will be rounded up to the next whole new share. In connection with the Reverse Split, our Board of Directors, in its discretion, may provide special treatment to certain shareholders to preserve round lot holders (i.e., holders owning at least 100 shares) after the Reverse Split.

Public Status; Reporting Requirements. There is currently no intention for the Company to go private, and the Reverse Split is not intended to be a first step in a going private transaction and will not have the effect of a going private transaction covered by Rule 13e-3 of the Exchange Act. Moreover, the Reverse Split will not increase the risk of the Company becoming a private company in the future. The Company will continue to be subject to the periodic reporting requirements of the Exchange Act following the Reverse Split.

Issuance of Additional Shares. The number of authorized shares of Common Stock will continue to be 700,000,000 shares after the Reverse Split. However, the number of authorized but unissued shares of Common Stock effectively will be increased significantly by the Reverse Split because the 193,487,806 shares outstanding prior to the Reverse Split, approximately 28% of the 700,000,000 authorized shares, will be reduced to approximately 19,348,780 shares, or approximately 2.8% of the 700,000,000 authorized shares. The effective increase in the number of authorized but unissued shares of Common Stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company’s Articles of Incorporation or Bylaws. Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire control of the Company through a transaction opposed by the Board of Directors. At this time, other than for the exercise of the warrants issued in the Securities Purchase Agreement, the Board of Directors does not have plans to issue any shares of Common Stock resulting from the effective increase in the number of our authorized but unissued shares generated by the Reverse Split.

Outstanding Shares and Voting Rights

As of the Record Date, the Company's authorized capitalization consisted of 700,000,000 shares of Common Stock, of which 193,487,806 shares were issued and outstanding.  Holders of Common Stock of the Company have no preemptive rights to acquire or subscribe to any of the additional shares of Common Stock.

Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders.

Federal Income Tax Consequences

The Company will not recognize any gain or loss as a result of the Reverse Split.

The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the Federal income tax consequences of the Reverse Split. The state and local tax consequences of the Reverse Split may vary significantly as to each stockholder, depending upon the jurisdiction in which such shareholder resides. Shareholders are urged to consult their own tax advisers to determine the particular consequences of the Reverse Split to them.

Distribution and Costs

The Company will pay the cost of preparing, printing and distributing this Information Statement. Only one Information Statement will be delivered to multiple shareholders sharing an address, unless contrary instructions are received from one or more of such shareholders. Upon receipt of a written request at the address noted above, the Company will deliver a single copy of this Information Statement and future shareholder communication documents to any shareholders sharing an address to which multiple copies are now delivered.

Absence of Dissenters’ Rights of Appraisal

Neither the adoption by the Board of Directors, nor the approval by the Majority Shareholders, of the Reverse Split provides shareholders any right to dissent and obtain appraisal of or payment for such shareholder’s shares under Section 78 of the Revised Nevada Statutes, the Articles of Incorporation or the Bylaws.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information concerning the number of shares of our common stock known by us to be owned beneficially as of September 30, 2011, by: (i) each person (including any group) that owns more than 5% of any class of the voting securities of our company; (ii) each director and officer of our company; and (iii) directors and officers as a group. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown.

In the following table, we have determined the number and percentage of shares beneficially owned in accordance with Rule 13d-3 of the Exchange Act based on information provided to us by our controlling shareholder, executive officers and directors, and this information does not necessarily indicate beneficial ownership for any other purpose. In determining the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we include any shares as to which the person has sole or shared voting power or investment power, as well as any shares subject to warrants or options held by that person that are currently exercisable or exercisable within 60 days after September 30, 2011.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class (1)(2)

Common Stock	Top Alpha Capital	96,613,788,	(5)	49.9%
	1 Ben Gurion Street
	Bnei Brak, Israel
	MB-20, La Jolla
	CA 92037

Common Stock	Baruch Mitzengendler	0%	(4)	0%

Common Stock	Ehud Keinan	44,557,273	(3)	23.0%

Common Stock	Gadi Aner	5,234,829	(4)	2.7%

Total	4 Persons	146,405,890		75.7%

(1)
Regulations under the Exchange Act, defines a beneficial owner of a security as: (a) any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares; (b) any person who, directly or indirectly, create or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement or device with the purpose or effect of divesting such person of beneficial ownership of a security or preventing the vesting of such beneficial ownership. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on September 30, 2011.

(2)	Based upon 193,487,806 issued and outstanding shares of common stock as of September 30, 2011.

(3)	Including 43,621,752 shares registered under BioTech Knowledge LLC, which is wholly-owned by Prof. Ehud Keinan.

(4)	Including 2,800,000 shares registered under M.G-NET LTD., which is wholly-owned by Mr. Gadi Aner and his wife.

(5)	Mr. Asaf Porat, President, CEO and Chairman of ACRO, is a principal of Top Alpha Capital.

WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY

       The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials that the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Copies of these materials may also be obtained by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommended approval of the Reverse Split to the Majority Shareholders.

By the order of the Board of Directors.

Dated:           November ____, 2011
Name:  Asaf Porat
Title:  Chairperson, President, Chief Executive Officer